Exhibit 4.9
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description of the common stock of Analog Devices, Inc. (“we”, “us” and “our”) is based upon, and is qualified by reference to, our amended and restated articles of incorporation, as amended (“articles of incorporation”), and our second amended and restated bylaws (“bylaws”), each of which is incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K. The terms of our common stock are also subject to and qualified by the applicable provisions of the Massachusetts General Laws.
Our authorized capital stock consists of 1,200,000,000 shares of common stock, $0.16 2/3 par value per share, and 471,934 shares of preferred stock, $1.00 par value per share.
Common Stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders and do not have cumulative voting rights.
If a quorum exists at a meeting of shareholders, action on a matter, other than the election of a member of our board of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law, our articles of incorporation, our bylaws or, to the extent authorized by law, a resolution of our board of directors. Other than in a Contested Election Meeting (as defined below), when a quorum is present, a nominee for director shall be elected to our board of directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. In a Contested Election Meeting, when a quorum is present, directors shall be elected by a plurality of the votes cast by at such Contested Election Meeting. A meeting of shareholders shall be a “Contested Election Meeting” if there are more persons nominated for election as directors at such meeting than there are directors to be elected at such meeting, determined as of the tenth day preceding the date of our first notice to shareholders of such meeting, or such other date as determined in accordance with our bylaws.
Holders of our common stock are entitled to receive ratably any dividends as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock.
In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably in our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
We do not have a classified board of directors. All of our directors are elected annually. The number of directors comprising our board of directors is fixed from time to time by our board of directors.
Listing. Our common stock is listed on The Nasdaq Global Select Market under the symbol “ADI.”
Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Investor Services.
Certain Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without shareholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on the capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.
Provisions of Our Charter, Our Bylaws and Massachusetts Law That May Have Anti-Takeover Effects
Removal of Directors by Shareholders. Our bylaws provide that members of our board of directors may be removed (a) with or without cause by a vote of the majority of our shareholders entitled to vote in the election of directors, provided that the directors of a class elected by a particular class of shareholders may be removed only by the vote of the holders of a majority of the shares of such class or (b) for cause by a vote of a majority of our directors then in office.
Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws provide that nominations for election to our board of directors may be made either by our board of directors or by one of our shareholders who complies with specified notice provisions. Our bylaws contain similar advance notice provisions for shareholder proposals for action at shareholder meetings.
In addition, our bylaws contain a proxy access provision that allows a shareholder or group of up to 20 shareholders owning in aggregate 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in the bylaws. Shareholders must give timely written notice to our Secretary, in proper form, to include nominees in our proxy materials for an annual meeting.
Special Meeting of Shareholders. Our bylaws impose restrictions and limitations on the ability of shareholders to call special meetings of shareholders. Requests for shareholder meetings may be made by one or more shareholders owning, and having held continuously for a period of at least one year prior to the date such request is delivered, not less than 25% of the voting power of all outstanding shares of stock who have complied in full with the requirements set forth in our bylaws.
Action by Consent of Shareholders. Our bylaws provide that any action to be taken by shareholders may be taken without a meeting if action is taken by all shareholders entitled to vote on the action in writing by written consent.
Business Combinations with Interested Shareholders. The Massachusetts General Laws contain anti-takeover provisions regarding, among other things, business combinations with an affiliated shareholder. In general, the Massachusetts General Laws prevent a publicly held Massachusetts corporation from engaging in a business combination, as defined in the Massachusetts General Laws, with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:
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•before the date on which the person became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested shareholder;
•the interested shareholder acquires at least 90% of the outstanding voting stock of the corporation at the time it becomes an interested shareholder; or
•the business combination is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested shareholder.

An interested shareholder is generally a person owning 5% or more of the outstanding voting stock of the corporation. A business combination includes mergers, consolidations, stock and asset sales and other transactions with the interested shareholder that result in a financial benefit to the interested shareholder.
Control Share Acquisitions. We have elected to opt out of the control share acquisitions provisions of the Massachusetts General Laws. We could, however, opt into these control share acquisitions provisions at any time by amending our bylaws.
In general, the control share acquisitions provisions of the Massachusetts General Laws provide that any person, including his, her or its affiliates, who acquires shares of a corporation that are subject to the control share acquisitions statute and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by the shareholders of the corporation.
The authorization of voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares, excluding shares owned by:
•the person making an acquisition of this nature;
•any officer of the corporate; and
•any employee who is also a director of the corporation.

 There are several other types of share acquisitions that are not subject to these provisions of the Massachusetts General Laws, including acquisitions of shares under a tender offer, merger or consolidation which is made in connection with an agreement to which the corporation is a party and acquisitions of shares directly from the corporation or a wholly owned subsidiary of the corporation.
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